Exhibit 4.3

Form Version

(FACE OF NOTE)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES, TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BRISTOL-MYERS SQUIBB COMPANY, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BRISTOL-MYERS SQUIBB COMPANY

6.125% Notes due 2038

CUSIP NO. 110122AQ1

ISIN NO. US110122AQ18

No. R-

$[    ]

BRISTOL-MYERS SQUIBB COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                      ($[    ]) on                          at the office or agency of the Company in New York, New York designated for such purpose by the Company (on the date hereof, the principal Corporate Trust Office of the Trustee mentioned below, located at 101 Barclay Street, Floor 8 West, New York, NY 10286), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum semiannually on May 1 and November 1 of each year, commencing November 1, 2008, at said office or agency (except as provided below), in like coin or currency, at the rate per annum specified in the title hereof, such interest to accrue from the date of this Note until payment of said principal sum has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any May 1 or November 1 will, except as provided in the Indenture dated as of June 1, 1993, as supplemented by the First Supplemental Indenture, dated as of February 4, 1998, the Second Supplemental Indenture, dated as of September 28, 2001, the Third Supplemental Indenture, dated as of August 18, 2003, the Fourth Supplemental Indenture, dated as of November 20, 2006 and the Fifth Supplemental Indenture, dated as of May 1, 2008 (collectively, herein called the “Indenture”; capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Indenture), duly executed and delivered by the Company to The Bank of New York, a New York banking corporation (successor to JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))), as trustee (herein called the “Trustee”), be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the next preceding April 15 or October 15, respectively (herein called the “Regular Record Date”), whether or not a Business Day, and may, at the option of the Company, be paid by check mailed to the registered address of such Person. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid either to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, as described in the Indenture, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in the Indenture.

The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Securities of the Company issued pursuant to the Indenture designated as the 6.125% Notes due 2038 (herein called the “Notes”), unlimited in aggregate principal amount.

Upon due presentment for registration of transfer of this Note at the office or agency of the Company in New York, New York, designated for such purpose by the Company (on the date hereof, the principal Corporate Trust Office of the Trustee, located at 101 Barclay Street, Floor 8 West, New York, NY 10286), duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Security Registrar duly executed by the Holder thereof or his attorney duly authorized in writing, a new Note or Notes of authorized denominations for a like aggregate principal amount and Stated Maturity will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture.

No charge shall be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, BRISTOL-MYERS SQUIBB COMPANY has caused this Note to be duly executed.

Dated: May [ ], 2008	BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

This Note is one of the duly authorized issue of debt securities (hereinafter called the “Securities”) of the Company, of the series specified on the face hereof, all issued or to be issued under and pursuant to the Indenture, to which Indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a statement of the rights and limitations of rights, obligations, duties and immunities thereunder of the Trustee, and any agent of the Trustee, any Paying Agent, the Company and the Holders of the Securities and the terms upon which the Securities are issued and are to be authenticated and delivered.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of each series under the Indenture with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected thereby on behalf of the Holders of all Securities of such series. The Indenture also permits the Holders of a majority in principal amount of the Securities at the time Outstanding of each series on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Registrar and Paying Agent

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange and an office or agency where Notes may be presented for payment or for exchange. The Company has initially appointed the Trustee, The Bank of New York, as its Security Registrar and Paying Agent. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Security Registrar, to appoint additional or other Paying Agents or other Security Registrars and to approve any change in the office through which any Paying Agent or Security Registrar acts.

Optional Redemption of the Notes

The Notes may be redeemed at any time (the “Redemption Date”) at the Company’s option in whole or from time to time in part at a redemption price (the “Redemption Price”) equal to the greater of:

(a) 100% of the principal amount of the Notes being redeemed, or

(b) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments for principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) using a discount rate equal to the sum of the Reference Dealer Rate plus 30 basis points;

plus, in each of the cases (a) and (b) above, accrued and unpaid interest on the Notes to be redeemed to, but not including, the Redemption Date.

Notice of any redemption of the Notes shall be given in the manner and otherwise in accordance with the provisions of Section 1104 of the Indenture; provided, however, that any such notice in lieu of stating the applicable Redemption Price shall state the manner in which the Redemption Price shall be calculated. If the Company has given notice of redemption as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the Redemption Date referred to in that notice, such Notes will cease to bear interest on such Redemption Date. Any interest accrued to the Redemption Date will be paid as specified in such notice.

“Quotation Agent” means one of the Reference Dealers selected by the Company.

“Reference Dealer” means (a) each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another Primary Treasury Dealer and (b) any other Primary Treasury Dealer selected by the Company.

“Reference Dealer Rate” means, with respect to any Redemption Date, the arithmetic average of the quotations quoted in writing to the Company by each Reference Dealer of the average midmarket annual yield to maturity of the 5.000% U.S. Treasury Notes due May 15, 2037 or, if such security is no longer outstanding, a similar security in the reasonable judgment of each Reference Dealer, at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

At or prior to the time of giving any notice of redemption to the Holders of any Notes to be redeemed, the Company shall deliver an Officers’ Certificate to the Trustee setting forth the calculation of the Redemption Price applicable to such redemption. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the Redemption Price as so calculated and set forth in such Officers’ Certificate.

Payment of Additional Amounts

The Company will, subject to certain exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary so that the net payment by the Company or a Paying Agent of the principal of and interest on this Note to a person who is a Non-U.S. Holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes had no withholding or deduction been required; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary Holder:

(a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, is or was a corporation that has accumulated earnings to avoid United States federal income tax or is or was a private foundation or other tax-exempt organization; or

(d) is or was an actual or constructive “10-percent shareholder” of the Company, as defined in Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended;

(2) to any Holder that is not the sole beneficial owner of the Notes, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by the Company or a Paying Agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(8) to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the Holder of a Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(9) in the case of any combination of the above items.

Except as specifically provided herein, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In particular, the Company will not be obligated to pay Additional Amounts on any Note (a) where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive, or (b) presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the EU.

“Non-U.S. Holder” means (a) an individual that is a nonresident alien, (b) a corporation organized or created under non-U.S. law, or (c) an estate or trust that is not taxable in the U.S. on its worldwide income.

Redemption Upon a Tax Event

If (a) the Company becomes or will become obligated to pay Additional Amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 1, 2008, or (b) a taxing authority of the United States takes an action on or after May 1, 2008, whether or not with respect to the Company or any of its affiliates, that results in a substantial probability that the Company will or may be required to pay such Additional Amounts, in either case, with respect to this series of Notes for reasons outside the Company’s control and after taking reasonable measures available to the Company to avoid such obligation, then the Company may, at its option, redeem, as a whole, but not in part, the Notes at any time prior to maturity on not less than 30 nor more than 60 calendar days’ prior notice to the Holders, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the Redemption Date. No redemption pursuant to (b) above may be made unless the Company shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Company will or may be required to pay the Additional Amounts and the Company shall have delivered to the Trustee a certificate, signed by an officer of the Company duly authorized in or pursuant to a Board Resolution stating, that based on such opinion, the Company is entitled to redeem the Notes pursuant to their terms.

Further Issues

The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue further Notes ranking equally and ratably with the Notes in all respects, or in all respects except for the issue date, the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further Notes. Any further Notes will be consolidated and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as the Notes. Any further Notes may be issued by or pursuant to a resolution of the Board of Directors of the Company or a supplement to the Indenture.

Notes in Definitive Form

If (1) the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of notice thereof, (2) an Event of Default has occurred with regard to the Notes and has not been cured or waived, or (3)

the Company at any time and in its sole discretion determines not to have the Notes represented by Global Securities, the Company may issue Notes in definitive form in exchange for Notes issued in the form of Global Securities. In any such instance, an owner of a beneficial interest in the Notes will be entitled to physical delivery in definitive form of Notes represented by this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name as shall be established in a Company Order.

Sinking Fund

The Notes will not be subject to any sinking fund.

Default

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

Miscellaneous

Any money that the Company deposits with the Trustee or any Paying Agent for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to the Company upon the Company’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and any premium and any interest on, this Note at the place, rate and respective times and in the coin or currency herein and in the Indenture prescribed.

As provided in the Indenture and subject to the satisfaction of certain conditions therein set forth, including the deposit of certain trust funds in trust, at the Company’s option, either the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and the obligations under, the Securities of any series and to have satisfied all the obligations (with certain exceptions) under the Indenture relating to the Securities of such series or the Company shall cease to be under any obligation to comply with any term, provision or condition of certain restrictive covenants or provisions with respect to the Securities of such series.

The Notes are issuable in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000. Notes may be exchanged for a like aggregate principal amount and Stated Maturity of Notes of other authorized denominations at the office or agency of the Company in New York, New York, designated for such purpose by the Company (on the date hereof, the principal Corporate Trust Office of the Trustee, located at 101 Barclay Street, Floor 8 West, New York, New York 10286), and in the manner and subject to the limitations provided in the Indenture.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

This Note shall be construed in accordance with and governed by the laws of the State of New York.